Exhibit 3.4

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

GAMEPLAN, INC.

GAMEPLAN, INC., a corporation organized and existing under and by virtue of the provisions of the Nevada Revised Statutes (the “Act”),

DOES HEREBY CERTIFY:

1.                  The name of this corporation is GamePlan, Inc., and that this corporation was originally incorporated pursuant to the Act on December 26, 1991.

2.                  That the Board of Directors duly adopted resolutions proposing to amend and restate the articles of incorporation of this corporation, as amended from time to time (the “Articles”), in its entirety, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Articles be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is GamePlan, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Nevada is 321 W. Winnie Lane, Suite 104, Carson City, NV 90703. The name of its registered agent at such address is Incorporating Services, Ltd.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Act.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Four Billion Four Hundred Nine Million Six Hundred Five Thousand (4,409,605,000). All shares shall be Common Stock, $0.001 par value per share (“Common Stock”) and are to be of one class. The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of the Common Stock:

A.            General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of additional series of shares as set forth herein.

B.            Lead Investor Common Stock; Key Holder Common Stock. 1,521,141,192 shares of the authorized shares of Common Stock are hereby designated as a separate series referred to as “Lead Investor Common Stock”. 868,960,471 shares of the authorized shares of Common Stock are hereby designated as a separate series referred to as “Key Holder Common Stock”. The remaining 2,609,898,337 shares of the authorized shares of Common Stock are not designated as a separate series and shall not be considered Lead Investor Common Stock or Key Holder Common Stock.

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1.             Notwithstanding Section C, except as expressly provided by applicable law: (a) in respect of the Lead Investor Common Stock, the original holders of record of the Lead Investor Common Stock as of January 31, 2020 (referred to as “original record holders”), and only for so long as such holders hold any Lead Investor Common Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation; and (b) in respect of the Key Holder Common Stock, the original record holders of any Key Holder Common Stock as of January 31, 2020 (referred to as “original record holders”), and only for so long as such holders hold any Key Holder Common Stock, and at all times while the issued and outstanding shares of Key Holder Common Stock represents ten percent (10.00%) or more of the Corporation’s total issued and outstanding shares (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like) and all the original record holders of the Key Holder Common Stock are then providing services to the Corporation as officers, employees or consultants, such holders, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation and no other holder of any undesignated shares of Common Stock shall have the right to elect any directors of the Corporation; and (c) upon the issued and outstanding shares of Key Holder Common Stock as held by the original record holders of Key Holder Common Stock representing less than ten percent (10%) of the Corporation’s total issued and outstanding shares of Common Stock (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like) or any such original record holder of the Key Holder Common Stock ceases to provide any services to the Corporation as an officer, employee or consultant, the original record holders of the shares of the Key Holder Common Stock and the holders of record of all other shares of Common Stock, together and exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation.

2.             Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written action in lieu of a meeting (provided, however, that, if the issued and outstanding shares of the original record holders of the Key Holder Common Stock represent less than ten percent (10%) of the Corporation’s total issued and outstanding shares (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like) or any original record holder of Key Holder Common Stock ceases to provide any services to the Corporation as an officer, employee or consultant, the original record holders of the shares of the Key Holder Common Stock and the holders of record of all other shares of Common Stock, together and exclusively and as a separate class, shall be entitled to remove any director previously appointed exclusively by the original record holders of Key Holder Common Stock). If the original record holders of Lead Investor Common Stock, original record holders of the Key Holder Common Stock, or original record holders of the Key Holder Common Stock and Common Stock together, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, then any directorship not so filled shall remain vacant until such time as the original record holders of the Lead Investor Common Stock, the original record holders Key Holder Common Stock or the original record holders of Key Holder Common Stock and Common Stock together, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by shareholders of the Corporation other than by the shareholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except for the super voting rights set forth in this Section 2 for original record holders of shares of Lead Investor Common Stock and Key Holder Common Stock, each share of Common Stock, whether Lead Investor Common Stock, Key Holder Common Stock or undesignated Common Stock, shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

C.                 Voting. Except as set forth in Section B or applicable law, the holders of the Common Stock are entitled to one (1) vote for each share of Common Stock held at all meetings of shareholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of preferred stock or additional series of stock that may be required) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote.

FIFTH: Subject to any additional vote required by the Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws of the Corporation (the “Bylaws”), in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws.

SIXTH: Subject to any additional vote required by the Amended and Restated Articles of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws.

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SEVENTH: Elections of directors need not be by written ballot unless the Bylaws shall so provide.

EIGHTH: Meetings of shareholders may be held within or without the State of Nevada, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Act or any other law of the State of Nevada is amended after approval by the shareholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act as so amended. Any repeal or modification of the foregoing provisions of this Article Ninth by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation shall provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which Act permits the Corporation to provide indemnification) through provisions in the Bylaws, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by the Act. Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

3.             That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Corporation in accordance with the Act.

4.             That these Amended and Restated Articles of Incorporation, which restate and integrate and further amend the provisions of the Articles, has been duly adopted by the shareholders in accordance with the Act. The number of votes cast for these amendments by the shareholders was sufficient for approval.

[Signature Page to Follow]

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IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed by a duly authorized officer of the Corporation on this 27th day of March, 2020.

By:	/s/ Eric Graavengard
Eric Graavengard, CEO

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